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                                                                     EXHIBIT 2.6


                      AMENDMENT TO ASSET PURCHASE AGREEMENT


    THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is made as of September 30, 2000 among Cumulus Broadcasting, Inc., a Nevada corporation ("CBI"), Cumulus Licensing Corp., a Nevada corporation ("CLC"), Cumulus Wireless Services, Inc., a Nevada corporation ("CWS") (CBI, CLC and CWS, collectively, "Seller"), Clear Channel Broadcasting, Inc., a Nevada corporation ("CCB"), and Clear Channel Broadcasting Licenses, Inc., a Nevada corporation ("CCBL") (CCB and CCBL, collectively, "Buyer").

                                     Recital

    Seller and Buyer are parties to an Asset Purchase Agreement dated
September 6, 2000 (the "Purchase Agreement"), which the parties desire to amend hereby. Capitalized terms used herein and not defined shall have the respective meanings set forth in the Purchase Agreement.

                                    Agreement

    NOW, THEREFORE, for good and value consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties hereby agree as follows:

    1. Amendment. The Purchase Agreement is hereby amended to delete current
Section 11.8 in its entirety and to add in lieu thereof the following new
Section 11.8 of the Purchase Agreement:

         "Like-Kind Exchange. To facilitate the transfer of the Station Assets as part of a like-kind exchange under Section 1031 of the Internal Revenue Code, Buyer and/or Seller (the "Assigning Party") may assign its rights under this Agreement (in whole or in part) to a "qualified intermediary" under Section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve it of its obligations under this Agreement). If an Assigning Party gives notice of such assignment, the other party shall provide Buyer with a written acknowledgment of such notice prior to Closing and convey the Station Assets or pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary), as the case may be, to or on behalf of the qualified intermediary at Closing and otherwise cooperate therewith."

    2. Nature of Transactions. The parties acknowledge and agree that the transactions provided for by the Purchase Agreement consist of three basic segments as described in Section 1.6(b) and otherwise in the Purchase Agreement as follows (the "Segments" or a "Segment"): (a) the sale and conveyance of the Columbus Owned Stations' Station Assets (the "Columbus Owned Stations Segment");
(b) the assignment of the Columbus APA, the Columbus LMA and the MOU by Seller to Buyer (the "Assignment of Stations Contracts Segment"); and (c) the sale and conveyance of the Station Assets for the Cumulus Stations in the Mankato/New Ulm, Minnesota, Rochester, Minnesota, and Mason City, Iowa markets and for the Evansville Stations in the Evansville, Indiana market (the "Midwest Stations Segment"). Upon closing, the aggregate Purchase Price payable in accordance with Exhibit A to the Purchase Agreement shall be allocated to the foregoing Segments pursuant to a Closing and Post Closing Agreement to be executed and delivered by the parties upon Closing.



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    3. Closing Date and Purchase Price. The parties further agree that the
Closing Date shall be October 2, 2000, the Purchase Price for the Stations in the Evansville, Mason City, Mankato/New Ulm and Rochester markets will be an aggregate of $55,300,000, and the Purchase Price for the Stations in the Columbus market will be $20,745,000 (before application of the 80% factor contemplated by section 1.6(b)(iii) of the Agreement), plus the $250,000 to be paid upon assignment of the MOU to Buyer.

    4. WZNY Downgrade. The provisions of Section 1.9 of the Purchase Agreement shall be binding upon and inure to the benefit of the successors and assigns of Seller and Buyer. Seller shall not sell WZNY to anyone other than Buyer without requiring the purchaser of WZNY to assume, be bound by and perform the obligations of Seller under Section 1.9 of the Purchase Agreement. In connection with any such sale of WZNY, Seller shall require the purchaser of WZNY to execute and deliver to Seller and Buyer an assumption agreement in form and substance reasonably satisfactory to Buyer.

    5. Miscellaneous. For purposes of the Purchase Agreement, Required Consents means only the consent by each landlord or lessor to the assignment by Seller to Buyer of all tower site and tower space leases, notwithstanding the markings with asterisks in Schedule 2.11. Except as expressly set forth herein, the Purchase Agreement has not been amended or modified and remains in full force and effect. Any termination of the Purchase Agreement shall terminate this Amendment. This Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one in the same instrument. This Amendment and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.


                            [SIGNATURE PAGE FOLLOWS]



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                                SIGNATURE PAGE TO
                      AMENDMENT TO ASSET PURCHASE AGREEMENT



    IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.




BUYER:                                CLEAR CHANNEL BROADCASTING, INC.
                                      CLEAR CHANNEL BROADCASTING LICENSES, INC.


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:


SELLER:                               CUMULUS BROADCASTING, INC.
                                      CUMULUS LICENSING CORP.
                                      CUMULUS WIRELESS SERVICES, INC.


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title: